FILED PURSUANT TO RULE 424(h)
REGISTRATION FILE NO.: 333-255181-02

The information in this supplement is not complete and may be supplemented or changed. These securities may not be sold nor may offers to buy be accepted prior to the time a final prospectus is delivered. This supplement is not an offering to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

THIS SUPPLEMENT, DATED NOVEMBER 15, 2022, MAY BE AMENDED OR SUPPLEMENTED PRIOR TO TIME OF SALE

SUPPLEMENT
(To Prospectus Dated November 9, 2022)

$617,126,000 (Approximate)

3650R 2022-PF2 Commercial Mortgage Trust

(Central Index Key Number 0001948175)

as Issuing Entity

3650 REIT Commercial Mortgage Securities II LLC

(Central Index Key Number 0001856217)

as Depositor

3650 Real Estate Investment Trust 2 LLC

(Central Index Key Number 0001840727)

German American Capital Corporation

(Central Index Key Number 0001541294)

Citi Real Estate Funding Inc.

(Central Index Key Number 0001701238)

Column Financial, Inc.

(Central Index Key Number 0001628601)

as Sponsors and Mortgage Loan Sellers

Commercial Mortgage Pass Through Certificates, Series 2022-PF2

This is supplement, dated November 15, 2022 (“Supplement”), supplements and modifies the prospectus, dated November 9, 2022 (the “Preliminary Prospectus”). Capitalized terms used in this Supplement but not defined herein have the same meanings given to them in the Preliminary Prospectus. Except as modified by this Supplement, the Preliminary Prospectus remain unmodified.

The purpose of this Supplement is to inform potential investors that, while the exact initial certificate balances of the Class A-4 and Class A-5 certificates are unknown and will be determined based on the final pricing of those classes of certificates, the respective approximate initial certificate balances, assumed final distribution dates, weighted average lives and expected principal windows of the Class A-4 and Class A-5 certificates are expected to be within the applicable ranges reflected in the following chart. The aggregate initial certificate balance of the Class A-4 and Class A-5 certificates is expected to be approximately $410,988,000, subject to a variance of plus or minus 5%.

Class of Certificates	Expected Range of Approximate Initial Certificate Balance	Expected Range of Assumed Final Distribution Date	Expected Range of Weighted Average Life (Yrs.)	Expected Range of Principal Window
Class A-4	$0 – $200,000,000	N/A – August 2032	N/A – 9.42	N/A / 9/31 – 8/32
Class A-5	$210,988,000 – $410,988,000	October 2032	9.78 – 9.61	8/32 – 10/32 / 9/31 – 10/32

The tables entitled “Percentages of the Maximum Initial Certificate Balance ($164,395,000) of the Class A-4 Certificates at the Specified CPYs” and “Percentages of the Minimum Initial Certificate Balance ($246,593,000) of the Class A-5 Certificates at the Specified CPYs” under “Yield and Maturity Considerations—Weighted Average Life” are replaced and superseded in their entirety by the corresponding table on the following page.

Deutsche Bank Securities	Credit Suisse	Citigroup
Co-Lead Managers and Joint Bookrunners
Mischler Financial Group, Inc.
Co-Manager

The information in this supplement supersedes any conflicting information contained in the Preliminary Prospectus and any other prior similar materials relating to the offered certificates. In all other respects, except as modified by this Supplement, the Preliminary Prospectus remains unmodified.

Percentages of the Maximum Initial Certificate Balance ($200,000,000)(1) of
the Class A-4 Certificates at the Specified CPYs:

	Prepayment Assumption
Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Closing Date	100%	100%	100%	100%	100%
November 2023	100%	100%	100%	100%	100%
November 2024	100%	100%	100%	100%	100%
November 2025	100%	100%	100%	100%	100%
November 2026	100%	100%	100%	100%	100%
November 2027	100%	100%	100%	100%	100%
November 2028	100%	100%	100%	100%	100%
November 2029	100%	100%	100%	100%	100%
November 2030	100%	100%	100%	100%	100%
November 2031	95%	93%	91%	88%	60%
November 2032 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)(2)	9.42	9.39	9.35	9.30	9.10

(1)	The exact initial Certificate Balance of the Class A-4 certificates is unknown and will be determined based on final pricing of that class. The information in the chart above is based on the maximum potential initial Certificate Balance of the Class A-4 certificates, however, the actual Certificate Balance may be less than the maximum shown, in which case the Weighted Average Lives may be different than those shown above.
(2)	The weighted average life of the Class A-4 certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-4 certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the Certificate Balance of the Class A-4 certificates.

Percentages of the Minimum Initial Certificate Balance ($210,988,000)(1) of
the Class A-5 Certificates at the Specified CPYs:

	Prepayment Assumption
Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Closing Date	100%	100%	100%	100%	100%
November 2023	100%	100%	100%	100%	100%
November 2024	100%	100%	100%	100%	100%
November 2025	100%	100%	100%	100%	100%
November 2026	100%	100%	100%	100%	100%
November 2027	100%	100%	100%	100%	100%
November 2028	100%	100%	100%	100%	100%
November 2029	100%	100%	100%	100%	100%
November 2030	100%	100%	100%	100%	100%
November 2031	100%	100%	100%	100%	100%
November 2032 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)(2)	9.78	9.77	9.75	9.72	9.51

(1)	The exact initial Certificate Balance of the Class A-5 certificates is unknown and will be determined based on final pricing of that class. The information in the chart above is based on the minimum potential initial Certificate Balance of the Class A-5 certificates, however, the actual Certificate Balance may be greater than the minimum shown, in which case the Weighted Average Lives may be different than those shown above.
(2)	The weighted average life of the Class A-5 certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-5 certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the Certificate Balance of the Class A-5 certificates.

The “Credit Risk Retention” section beginning on the following page replaces and supersedes in its entirety the coresponding section in the Preliminary Prospectus.

Credit Risk Retention

General

Regulation RR implementing the risk retention requirements of Section 15G of the Exchange Act (the “Credit Risk Retention Rules”) will apply to this securitization. 3650 REIT will act as the “retaining sponsor” (as defined in the Credit Risk Retention Rules, the “Retaining Sponsor”), and is expected to satisfy its risk retention requirements through its purchase (or the purchase by its MOA) of the Class E-RR, Class F-RR, Class G-RR, Class J-RR and Class NR-RR certificates (collectively, the “HRR Certificates”), with an aggregate initial Certificate Balance of approximately $64,733,612, representing approximately 5.00% (the “Horizontal Risk Retention Percentage”) of the aggregate fair value of the certificates (other than the Class R certificates) as of the Closing Date, determined in accordance with Generally Accepted Accounting Principles (“GAAP”). The HRR Certificates are intended to meet the definition of an “eligible horizontal residual interest” (as such term is defined in the Credit Risk Retention Rules).

While the Retaining Sponsor will initially satisfy its risk retention requirements through its (or its MOA’s) purchase and retention of the HRR Certificates, the Retaining Sponsor is permitted under the Credit Risk Retention Rules under certain circumstances to transfer the HRR Certificates to a “third-party purchaser” (as defined in the Credit Risk Retention Rules) (a “Subsequent Third-Party Purchaser”) at any time after November 30, 2027. Any such transfer will be subject to the satisfaction of all applicable provisions under the Credit Risk Retention Rules. See “—Hedging, Transfer and Financing Restrictions” below.

The Horizontal Risk Retention Percentage will equal at least 5.0% of the aggregate fair value of all the certificates (other than the Class R certificates) as of the Closing Date.

Solely for its own purposes and benefit, the Retaining Sponsor has completed an independent review of the credit risk of each Mortgage Loan. The review consisted of a review of the sponsors’ underwriting standards as provided by the sponsors, the collateral securing each Mortgage Loan and expected cash flows related to the Mortgage Loans. Such review was based on the mortgage loan files and information regarding the Mortgage Loans provided by or on behalf of the sponsors and was not independently verified by the Retaining Sponsor. The Retaining Sponsor performed its due diligence solely for its own benefit.

See “Risk Factors—Risks Related to Conflicts of Interest—Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans”.

Notwithstanding any references in this prospectus to the Credit Risk Retention Rules, Regulation RR, the Retaining Sponsor and other risk retention related matters, in the event the Credit Risk Retention Rules (or any relevant portion thereof) are repealed or determined by applicable regulatory agencies to be no longer applicable to this securitization transaction or all of the HRR Certificates, none of the Retaining Sponsor or any other party will be required to comply with or act in accordance with the Credit Risk Retention Rules (or such relevant portion thereof).

“MOA” means a “majority-owned affiliate” (as defined in the Credit Risk Retention Rules).

Qualifying CRE Loans; Required Credit Risk Retention Percentage

The Retaining Sponsor has determined that for the purposes of this transaction that 0.0% of the Initial Pool Balance (the “Qualifying CRE Loan Percentage”) is comprised of mortgage loans that are “qualifying CRE loans” as such term is described in the Credit Risk Retention Rules.

The total required credit risk retention percentage (the “Required Credit Risk Retention Percentage”) for this transaction is 5.0%. The Required Credit Risk Retention Percentage is equal to the product of (i) 1 minus the Qualifying CRE Loan Percentage (expressed as a decimal) and (ii) 5.0%; subject to a minimum Required Credit Risk Retention Percentage of no less than 2.50% if the issuing entity includes any non-qualifying CRE loans.

1

HRR Certificates

General

The Retaining Sponsor (or its MOA) is expected to purchase the HRR Certificates, consisting of the classes of certificates identified in the table below.

Class of HRR Certificates	Expected Initial Certificate Balance of HRR Certificates	Estimated Range Fair Value of the HRR Certificates (in $ and %)(1)	Expected Purchase Price of the HRR Certificates(2)
Class E-RR	$15,581,000	$8,485,388 - $11,994,958 / 1.35% - 1.72%	65.320204%
Class F-RR	$10,013,000	$4,665,361 / 0.67% - 0.74%	46.593042%
Class G-RR	$6,371,000	$2,968,443 / 0.43% - 0.47%	46.593042%
Class J-RR	$7,282,000	$3,392,905 / 0.49% - 0.54%	46.593042%
Class NR-RR	$25,486,612	$11,874,988 / 1.70% - 1.89%	46.593042%

(1)	The estimated range of fair value (expressed as a dollar amount and as a percentage of the aggregate fair value of all of the Certificates) of the HRR Certificates. The range of fair value of the HRR Certificates (expressed as a dollar amount) has been determined as described under “—Yield-Priced Principal Balance Certificates—Determination of Yield-Priced Expected Price”. The range of fair value of the other certificates is unknown and has been determined by the Retaining Sponsor as described under “—Determination of Amount of Required Horizontal Credit Risk Retention” below.
(2)	Expressed as a percentage of the expected initial Certificate Balance of each class of the HRR Certificates, excluding accrued interest. The aggregate purchase price expected to be paid for the HRR Certificates to be acquired by the Retaining Sponsor is approximately $33,079,238, excluding accrued interest.

The aggregate fair value of the HRR Certificates is expected to be at least 5.00% of the aggregate fair value, as of the Closing Date, of all of the certificates (other than the Class R certificates); however, such percentage is subject to change based upon actual final pricing terms. The Retaining Sponsor estimates that, relying solely on retaining an “eligible horizontal residual interest” in order to meet the credit risk retention requirements of the Credit Risk Retention Rules with respect to this securitization transaction, it is required to retain an eligible horizontal residual interest with an aggregate fair value dollar amount of approximately $33,079,190, which represents at least 5% of the aggregate fair value, as of the Closing Date, of all of the certificates (other than the Class R certificates).

A reasonable time after the Closing Date, the Retaining Sponsor will be required to disclose to, or cause to be disclosed to, Certificateholders the following: (a) the fair value of the HRR Certificates that will be retained by the Retaining Sponsor based on actual sale prices and finalized tranche sizes, (b) the fair value of the “eligible horizontal residual interest” (as such term is defined in the Credit Risk Retention Rules) that the Retaining Sponsor is required to retain under the Credit Risk Retention Rules, and (c) to the extent the valuation methodology or any of the key inputs and assumptions that were used in calculating the fair value or range of fair values disclosed below under the heading “—Determination of Amount of Required Horizontal Credit Risk Retention” prior to the pricing of the certificates materially differs from the methodology or key inputs and assumptions used to calculate the fair value at the time of the Closing Date, descriptions of those material differences. Any such notice following the Closing Date from the Retaining Sponsor of such disclosures is expected to be posted on the certificate administrator’s website on the “U.S. Risk Retention Special Notices” tab.

Material Terms of the Eligible Horizontal Residual Interest

For a description of the material terms of the classes of certificates that comprise the HRR Certificates, see “Description of the Certificates” and “Pooling and Servicing Agreement”. You are strongly urged to review this prospectus in its entirety.

Determination of Amount of Required Horizontal Credit Risk Retention

General

CMBS such as the Principal Balance Certificates are typically priced based relative to either the swap yield curve or to a targeted yield. The method of pricing used is primarily a function of the rating, but can also be determined by prevailing market conditions or investor preference. For this transaction, the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class A-S, Class B, Class C, Class D and Class E-RR certificates (the “Swap-Priced Principal Balance Certificates”) are anticipated to be priced based on the swap yield curve, and the Class F-RR, Class G-RR, Class J-RR and Class NR-RR certificates (the “Yield-Priced Principal Balance Certificates”) are anticipated to be priced based on a targeted yield. The Retaining Sponsor calculated the

2

expected scheduled principal payments (the “Scheduled Certificate Principal Payments”) on each class of Swap-Priced Principal Balance Certificates and each class of Yield-Priced Principal Balance Certificates as described below. CMBS such as the Class X-A certificates (the “Treasury-Priced Interest-Only Certificates”) are typically priced relative to the treasury yield curve. The Retaining Sponsor made its determination of the fair value of the Swap-Priced Principal Balance Certificates and the Interest-Only Certificates based on a number of inputs and assumptions consistent with these typical pricing methodologies in the manner described below for the applicable class of certificates. It should be noted in reviewing the fair value discussion below, that certain of the inputs and assumptions, such as yields, credit spreads, prices and coupons, are not directionally correlated. Variations from the base case in the direction of the high or low estimates will not necessarily occur in the same manner, in the same direction or to the same degree for each applicable input or assumption at any given point in time or as a result of any particular market condition. For example, with respect to any particular class of certificates, swap yields may increase in the direction of the high estimate provided, while credit spreads may decrease in the direction of the low estimate provided.

Swap-Priced Principal Balance Certificates

Based on the Modeling Assumptions and assuming a 0% CPR prepayment rate, the Retaining Sponsor calculated what the Scheduled Certificate Principal Payments on each class of Swap-Priced Principal Balance Certificates would be over the course of this securitization based on when principal payments were required to be made under the terms of the underlying Mortgage Loan documents during each Collection Period and which classes of Swap-Priced Principal Balance Certificates would be entitled to receive principal payments based on the certificate payment priorities described in “Description of Certificates—Distributions—Priority of Distributions”. On the basis of the Scheduled Certificate Principal Payments, the Retaining Sponsor calculated the weighted average life for each class of Swap-Priced Principal Balance Certificates.

Swap Yield Curve

The Retaining Sponsor utilized the assumed swap yield curve in the table below in determining the range of estimated fair values of the Swap-Priced Principal Balance Certificates. The actual swap yield curve that will be used as a basis for determining the price of the Swap-Priced Principal Balance Certificates is not known at this time and differences in the swap yield curve will ultimately result in higher or lower fair value calculations. For an expected range of values at specified points along the swap yield curve, see the table below titled “Range of Swap Yields for the Swap-Priced Principal Balance Certificates”. The Retaining Sponsor identified the range presented in the table below at each maturity on the swap yield curve, which represents the Retaining Sponsor’s estimate of the largest increase or decrease in the swap yield at that maturity reasonably expected to occur prior to pricing of the Swap-Priced Principal Balance Certificates, based on 5 business day rolling periods over the past 6 months.

Range of Swap Yields for the Swap-Priced Principal Balance Certificates

Tenor	Low Estimate of Swap Yield	Base Case Swap Yield	High Estimate of Swap Yield
2YR	3.9284%	4.7784%	5.6284%
3YR	3.7150%	4.5050%	5.2950%
4YR	3.5867%	4.3067%	5.0267%
5YR	3.4984%	4.1784%	4.8584%
6YR	3.4438%	4.0938%	4.7438%
7YR	3.4092%	4.0292%	4.6492%
8YR	3.3786%	3.9786%	4.5786%
9YR	3.3655%	3.9455%	4.5255%
10YR	3.3649%	3.9249%	4.4849%

Based on the swap yield curve, the Retaining Sponsor will determine for each class of Swap-Priced Principal Balance Certificates the swap yield reflected on the swap yield curve (the “Interpolated Yield”) that corresponds to that class’s weighted average life, by using a linear interpolation using the swap yield curve with 2, 3, 4, 5, 6, 7, 8, 9 and 10 year maturities if the weighted average life does not correspond to a specified maturity on the swap yield curve.

3

Credit Spread Determination

The Retaining Sponsor determined the credit spread for each class of Swap-Priced Principal Balance Certificates on the basis of market bids obtained for similar CMBS with similar credit ratings, pool composition and asset quality, payment priority and weighted average lives of the related class of Swap-Priced Principal Balance Certificates as of the date of this prospectus. The actual credit spread for a particular class of Swap-Priced Principal Balance Certificates at the time of pricing is not known at this time and differences in the then-current credit spread demanded by investors for similar CMBS will ultimately result in higher or lower fair values. The Retaining Sponsor identified the range presented in the table below from the base case credit spread percentage, which represents the Retaining Sponsor’s estimate of the largest increase or decrease in the credit spread for newly issued CMBS reasonably expected to occur prior to pricing of the Swap-Priced Principal Balance Certificates based on the Retaining Sponsor’s observation and experience in the placement of CMBS with similar characteristics.

Range of Credit Spreads for the Swap-Priced Principal Balance Certificates

Class of Certificates	Low Estimate of Credit Spread	Base Case Credit Spread	High Estimate of Credit Spread
Class A-1	1.40%	1.55%	1.70%
Class A-2	1.40%	1.55%	1.70%
Class A-3	1.77%	1.97%	2.17%
Class A-4	1.78%	1.98%	2.18%
Class A-5	1.80%	2.00%	2.20%
Class A-SB	1.80%	1.95%	2.10%
Class A-S	2.35%	2.60%	2.85%
Class B	2.70%	3.00%	3.30%
Class C	3.85%	4.15%	4.45%
Class D	5.25%	6.00%	6.75%
Class E-RR	6.75%	7.50%	8.25%

Discount Yield Determination

The discount yield (the “Discount Yield”) for each class of Swap-Priced Principal Balance Certificates is the sum of the Interpolated Yield for such class and the related credit spread established at pricing. For an expected range of estimated values for each class of Swap-Priced Principal Balance Certificates, see the table titled “Range of Discount Yields for the Swap-Priced Principal Balance Certificates” below. The Retaining Sponsor identified the range presented in the table below for each such class of Swap-Priced Principal Balance Certificates as the range from (i) the sum of the lowest estimated Interpolated Yield for that class and the lowest estimated credit spread to (ii) the sum of the highest estimated Interpolated Yield for that class and the highest estimated credit spread.

Range of Discount Yields for the Swap-Priced Principal Balance Certificates

Class of Certificates	Low Estimate of Discount Yield	Base Case Discount Yield	High Estimate of Discount Yield
Class A-1	5.2891%	6.2780%	7.2670%
Class A-2	4.9079%	5.7422%	6.5765%
Class A-3	5.1951%	6.0288%	6.8626%
Class A-4	5.1452%	5.9168%	6.6884%
Class A-5	5.1650%	5.9293%	6.6937%
Class A-SB	5.1911%	5.9493%	6.7075%
Class A-S	5.7149%	6.5262%	7.3375%
Class B	6.0649%	6.9257%	7.7866%
Class C	7.2149%	8.0757%	8.9366%
Class D	8.6149%	9.9257%	11.2366%
Class E-RR	10.1149%	11.4257%	12.7366%

4

Determination of Class Sizes

The Retaining Sponsor was provided credit support levels for each class of Swap-Priced Principal Balance Certificates by each Rating Agency. A credit support level for a particular class of Swap-Priced Principal Balance Certificates reflects the Rating Agency’s assessment of the aggregate principal balance of Principal Balance Certificates that would be required to be subordinate to that class of Swap-Priced Principal Balance Certificates in order to satisfy that Rating Agency’s internal ratings criteria to permit it to issue a particular credit rating. Based on the individual credit support levels (expressed as a percentage) provided by the Rating Agencies, the Retaining Sponsor determined the highest required credit support level of the Rating Agencies selected to rate a particular class of Swap-Priced Principal Balance Certificates (the “Constraining Level”). In certain circumstances the Retaining Sponsor may have elected not to engage an NRSRO for particular classes of Principal Balance Certificates, based in part on the credit support levels provided by that NRSRO. See “Risk Factors—Other Risks Relating to the Certificates—Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded”. The aggregate Certificate Balance for the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates was determined by multiplying the Initial Pool Balance by a percentage equal to 1.0 minus 0.30. The Certificate Balance for the Class A-S certificates was determined by multiplying the Initial Pool Balance by a percentage equal to 1.0 minus such class’s Constraining Level, minus the percentage of the Initial Pool Balance represented by the aggregate Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates. For each other subordinate class of Swap-Priced Principal Balance Certificates, that class’s Certificate Balance was determined by multiplying the Initial Pool Balance by a percentage equal to the difference of the Constraining Level for the immediately senior class of Swap-Priced Principal Balance Certificates minus such subordinate class’s Constraining Level.

Target Price Determination

The Retaining Sponsor determined a target price (the “Target Price”) for each class of Swap-Priced Principal Balance Certificates (other than the Class D and Class E-RR Certificates) on the basis of the price (expressed as a percentage of the Certificate Balance of that class) that similar CMBS with similar credit ratings, similar average lives, cash flow profiles and prepayment risk have priced at in recent securitization transactions. The Target Price utilized for each class of Swap-Priced Principal Balance Certificates is set forth in the table below. The Target Prices utilized by the Retaining Sponsor have not changed materially during the prior year.

Class of Certificates	Target Price(1)
Class A-1	100.00%
Class A-2	103.00%
Class A-3	103.00%
Class A-4	101.00%
Class A-5	103.00%
Class A-SB	103.00%
Class A-S	103.00%
Class B	103.00%
Class C	103.00%

(1)       The Target Price may not be realized with respect to any class of certificates if such class accrues interest at the WAC Rate.

Determination of Assumed Certificate Coupon

Based on the Target Price, the Discount Yield and the Scheduled Certificate Principal Payments for each class of Swap-Priced Principal Balance Certificates, the Retaining Sponsor determined the assumed certificate coupon (the “Assumed Certificate Coupon”) by calculating what coupon would be required to be used based on the Scheduled Certificate Principal Payments for such class of Swap-Priced Principal Balance Certificates in order to achieve the related Target Price for that class of Swap-Priced Principal Balance Certificates when utilizing the related Discount Yield in determining that Target Price. With respect to the Class D and Class E-RR Certificates, the Retaining Sponsor determined the Assumed Certificate Coupon to be equal to the WAC Rate, which was set based on the bid the Retaining Sponsor made to acquire such certificates. The Assumed Certificate Coupon for each class of Swap-Priced Principal Balance Certificates and range of Assumed Certificate

5

Coupons generated as a result of the estimated range of Discount Yields as of the Closing Date is set forth in the following table.

Range of Assumed Certificate Coupons for the Swap-Priced Principal Balance Certificates

Class of Certificates	Low Estimate of Assumed Certificate Coupon	Base Case Assumed Certificate Coupon	High Estimate of Assumed Certificate Coupon
Class A-1	5.2892%(1)	5.2892%(1)	5.2892%(1)
Class A-2	5.2892%(1)	5.2892%(1)	5.2892%(1)
Class A-3	5.2892%(1)	5.2892%(1)	5.2892%(1)
Class A-4	5.2892%(1)	5.2892%(1)	5.2892%(1)
Class A-5	5.2892%(1)	5.2892%(1)	5.2892%(1)
Class A-SB	5.2892%(1)	5.2892%(1)	5.2892%(1)
Class A-S	5.2892%(1)	5.2892%(1)	5.2892%(1)
Class B	5.2892%(1)	5.2892%(1)	5.2892%(1)
Class C	5.2892%(1)	5.2892%(1)	5.2892%(1)
Class D	5.2892%(1)	5.2892%(1)	5.2892%(1)
Class E-RR	5.2892%(1)	5.2892%(1)	5.2892%(1)

(1)       Equal to the WAC Rate.

Determination of Swap-Priced Expected Price

Based on the Assumed Certificate Coupons, the Discount Yield and the Scheduled Certificate Principal Payments for each class of Swap-Priced Principal Balance Certificates, the Retaining Sponsor determined the price (the “Swap-Priced Expected Price”) expressed as a percent of the Certificate Balance of that class by determining the net present value of the Scheduled Certificate Principal Payments and interest accruing at the related Assumed Certificate Coupon discounted at the related Discount Yield.

Treasury Priced Interest-Only Certificates

Based on the Modeling Assumptions and assuming a 100% CPY prepayment rate, the Retaining Sponsor calculated what the expected scheduled interest payments on each class of Treasury Priced Interest-Only Certificates would be over the course of the transaction (for each class of Treasury Priced Interest-Only Certificates, the “Scheduled Certificate Interest Payments”) based on what the Notional Amount of the related class of Treasury Priced Interest-Only Certificates would be during each Collection Period as a result of the application of the expected principal payments during such Collection Period under the terms of the underlying Mortgage Loan documents and the payment priorities described in “Description of the Certificates—Distributions—Priority of Distributions”. On the basis of the periodic reduction in the Notional Amount of each class of Treasury Priced Interest-Only Certificates, the Retaining Sponsor calculated the weighted average life for each such class of Treasury Priced Interest-Only Certificates.

Treasury Yield Curve

The Retaining Sponsor utilized the assumed treasury yield curve in the table below in determining the range of estimated fair values of the Treasury-Priced Interest-Only Certificates. The actual treasury yield curve that will be used as a basis for determining the price of the Treasury Priced Interest-Only Certificates is not known at this time and differences in the treasury yield curve will ultimately result in higher or lower fair value calculations. For an expected range of values at specified points along the treasury yield curve, see the table below titled “Range of Treasury Yields for the Treasury Priced Interest-Only Certificates Yield Curve Values”. The Retaining Sponsor identified the range presented in the table below at each maturity on the treasury yield curve, which represents the Retaining Sponsor’s estimate of the largest increase or decrease in the treasury yield at that maturity reasonably expected to occur prior to pricing of the Treasury Priced Interest-Only Certificates, based on 5 business day rolling periods over the past 6 months.

6

Range of Treasury Yields for the Treasury Priced Interest-Only Certificates Yield Curve Values

Tenor	Low Estimate of Treasury Yield	Base Case Treasury Yield	High Estimate of Treasury Yield
7YR	3.6192%	3.6192%	3.6192%
10YR	3.5774%	3.5774%	3.5774%

Based on the treasury yield curve, the Retaining Sponsor determined for each class of Treasury Priced Interest-Only Certificates the yield reflected on the treasury yield curve (the “Interpolated Yield”) that corresponds to that class’s weighted average life, by using a linear interpolation using treasury yield curves with 7 and 10 year maturity if the weighted average life does not correspond to a specified maturity on the treasury yield curve.

Credit Spread Determination

The Retaining Sponsor determined the credit spread for each class of Treasury Priced Interest-Only Certificates on the basis of market bids obtained for similar CMBS with similar credit ratings, pool composition and asset quality, payment priority and weighted average lives of such class of Treasury Priced Interest-Only Certificates as of the date of this prospectus. The actual credit spread for a particular class of Treasury Priced Interest-Only Certificates at the time of pricing is not known at this time and differences in the then-current credit spread demanded by investors for similar CMBS will ultimately result in higher or lower fair values. The Retaining Sponsor identified the range presented in the table below from the base case credit spread percentage, which is the Retaining Sponsor’s estimate of the largest increase or decrease in the credit spread for newly issued CMBS reasonably expected to occur prior to pricing of the Certificates based on the Retaining Sponsor’s experience in the placement of CMBS with similar characteristics.

Range of Credit Spreads for the Treasury Priced Interest-Only Certificates

Class of Certificates	Low Estimate of Credit Spread	Base Case Credit Spread	High Estimate of Credit Spread
Class X-A	N/A	N/A	N/A

Discount Yield Determination

Discount Yield for each class of Treasury Priced Interest-Only Certificates is the sum of the Interpolated Yield for such class and the related credit spread. For an expected range of values for each class of Treasury Priced Interest-Only Certificates, see the table titled “Range of Discount Yields for the Treasury Priced Interest-Only Certificates” below. The Retaining Sponsor identified the range presented in the table below for each such class of certificates as the range from (i) the sum of the lowest estimated Interpolated Yield for that class and the lowest estimated credit spread to (ii) the sum of the highest estimated Interpolated Yield for that class and the highest estimated credit spread.

Range of Discount Yields for the Treasury Priced Interest-Only Certificates

Class of Certificates	Low Estimate of Discount Yield	Base Case Discount Yield	High Estimate of Discount Yield
Class X-A	N/A	N/A	N/A

Determination of Scheduled Certificate Interest Payments

Based on the range of Assumed Certificate Coupons determined for the Principal Balance Certificates, the Retaining Sponsor determined the range of Scheduled Certificate Interest Payments for each scenario for each class of Treasury Priced Interest-Only Certificates based on the difference between the WAC Rate in effect from time to time, over the weighted average of the Pass-Through Rate(s) of the underlying class(es) of Principal Balance Certificates upon which the Notional Amount of such class of Treasury Priced Interest-Only Certificates is based.

Determination of Interest-Only Expected Price

Based on the Discount Yield and the Scheduled Certificate Interest Payments for each class of Treasury Priced Interest-Only Certificates, the Retaining Sponsor determined the price (the “Interest-Only Expected Price”)

7

expressed as a percent of the Notional Amount of that class by determining the net present value of the Scheduled Certificate Interest Payments discounted at the related Discount Yield. The Retaining Sponsor determined the Interest-Only Expected Price for each class of Treasury Priced Interest-Only Certificates based on the low estimate and high estimate of Assumed Certificate Coupons. The lower the Assumed Certificate Coupon for the Principal Balance Certificates, the higher the corresponding Interest-Only Expected Price for a class of certificates will be, therefore, the low range of estimated fair values of the Treasury Priced Interest-Only Certificates will correspond to the high range of the estimate of Assumed Certificate Coupons for the Principal Balance Certificates and correspondingly, the high range of estimated fair values of the Treasury Priced Interest-Only Certificates will correspond to the low range of the estimate of Assumed Certificate Coupons for the Principal Balance Certificates.

Yield-Priced Principal Balance Certificates

The inputs for the valuation of the Yield-Priced Principal Balance Certificates were derived from the bid the Retaining Sponsor made to acquire such certificates. Based upon such bid, the Yield-Priced Principal Balance Certificates are anticipated to be acquired by the Retaining Sponsor based on a targeted discount yield of 16.750% (inclusive of agreed upon price adjustments, if applicable) for each class. This range of values derives from variances in the inputs estimated by the sponsors for new issue CMBS reasonably expected to occur prior to pricing based on the sponsors’ experience in placements of CMBS with similar characteristics. In addition to this targeted discount yield, the Retaining Sponsor’s acquisition of the Yield-Priced Principal Balance Certificates will also be based, for each class of Yield-Priced Principal Balance Certificates, upon an Assumed Certificate Coupon equal to the WAC Rate for each class of Yield-Priced Principal Balance Certificates, the Modeling Assumptions and 0% CPY, each as agreed to among the sponsors.

Determination of Class Sizes

The Retaining Sponsor determined the Certificate Balance of each class of Yield-Priced Principal Balance Certificates in the same manner described above under “—Determination of Amount of Required Horizontal Credit Risk Retention—Swap-Priced Principal Balance Certificates—Determination of Class Sizes”.

Determination of Yield-Priced Expected Price

Based on the Assumed Certificate Coupons, the targeted discount yield and the Scheduled Certificate Principal Payments for each class of Yield-Priced Principal Balance Certificates, the Retaining Sponsor determined the price (the “Yield-Priced Expected Price”) expressed as a percent of the Certificate Balance of that class by determining the net present value of the Scheduled Certificate Principal Payments and interest accruing at the related Assumed Certificate Coupon discounted at the related Discount Yield.

Calculation of Fair Value

Based on the Swap-Priced Expected Prices, the Interest-Only Expected Prices and the Yield-Priced Expected Prices, as applicable, the Retaining Sponsor determined the estimated fair value of each class of certificates (other than the Class P and Class R certificates) by multiplying the range of the Swap-Priced Expected Prices, the Interest-Only Expected Prices and the Yield-Priced Expected Prices, as applicable, by the related Certificate Balance or Notional Amount. The Retaining Sponsor determined the range of estimated fair values for each class of certificates based on the low estimate and high estimate of fair value.

The sponsors determined that the Class P certificates have a fair value equal to zero based on the fact that there is a low probability of yield maintenance charges or prepayment premiums being received, and, if received, it would not be possible to predict with certainty the amount of such yield maintenance charges or prepayment premiums or when such amounts would be received, if at all. Accordingly, there is a limited or no market for the Class P certificates.

8

Range of Fair Value

Class of Certificates	Low Estimate of Fair Value (Based on High Estimate of Discount Yield)	Base Case Fair Value	High Estimate of Fair Value (Based on Low Estimate of Discount Yield)
Class A-1	$8,516,995	$8,683,154	$8,854,492
Class A-2	$62,258,573	$64,464,746	$66,766,564
Class A-3	$13,874,832	$14,506,108	$15,172,309
Class A-4(1)	$182,876,934	$193,216,108	$204,286,424
Class A-5(1)	$192,509,962	$203,606,865	$215,506,876
Class A-SB	$8,733,520	$9,140,054	$9,570,200
Class X-A	$0	$0	$0
Class A-S	$63,353,862	$67,237,920	$71,423,472
Class B	$29,123,791	$31,009,600	$33,050,820
Class C	$24,000,991	$25,520,361	$27,163,589
Class D(2)	$11,099,308	$11,119,636	$11,229,702
Class E-RR(2)	$8,485,388	$10,177,541	$11,994,958
Class F-RR	$4,665,361	$4,665,361	$4,665,361
Class G-RR	$2,968,443	$2,968,443	$2,968,443
Class J-RR	$3,392,905	$3,392,905	$3,392,905
Class NR-RR	$11,874,988	$11,874,988	$11,874,988
Class P	$0	$0	$0

(1)	The approximate initial Certificate Balances of the Class A-4 and Class A-5 certificates are unknown and will be determined based on the final pricing of those classes of certificates. However, the initial Certificate Balance of the Class A-4 certificates is expected to be within a range of $0 – $200,000,000, and the initial Certificate Balance of the Class A-5 certificates is expected to be within a range of $210,988,000 – $410,988,000. The aggregate initial Certificate Balance of the Class A-4 and Class A-5 certificates is expected to be approximately $410,988,000, subject to a variance of plus or minus 5%. For purposes of providing the range of estimated fair values for the certificates in the table above, the Certificate Balance of the Class A-4 certificates is assumed to be $200,000,000 and the Certificate Balance of the Class A-5 certificates is assumed to be $210,988,000.
(2)	The initial Certificate Balances of the Class D and Class E-RR certificates are subject to change based on final pricing of all Classes of Regular Certificates and the Class P certificates and the final determination of the HRR Certificates that will be retained by the Retaining Party in order for the Retaining Sponsor to satisfy its U.S. risk retention requirements. In the low estimate, base case and high estimate fair value scenarios, the Class D certificate balance is assumed to be $16,777,000, $15,366,000, and $14,153,000, respectively, and the Class E-RR certificate balance is assumed to be $14,170,000, $15,581,000, and $16,794,000, respectively.

The estimated range of fair value for all the certificates (other than the Class R certificates) is approximately $627,735,854 to $697,921,102.

Hedging, Transfer and Financing Restrictions

The Retaining Sponsor will be required to comply with the hedging, transfer and financing restrictions applicable to a “retaining sponsor” under the Credit Risk Retention Rules.

These restrictions will include an agreement by the Retaining Sponsor not to transfer the HRR Certificates except to an MOA of the Retaining Sponsor until after November 30, 2027. After that date, the Retaining Sponsor may transfer the eligible horizontal residual interest to a successor third-party purchaser as long as the Retaining Sponsor satisfies all applicable provisions of the Credit Risk Retention Rules, including providing the other sponsors with complete identifying information for the successor third-party purchaser and the successor third-party purchaser agreeing to comply with the hedging, transfer, financing and other restrictions applicable to subsequent third-party purchasers (and its affiliates) under the Credit Risk Retention Rules.

The restrictions on hedging and transfer under the Credit Risk Retention Rules as in effect on the Closing Date of this transaction will expire on and after the date that is the latest of (i) the date on which the aggregate principal balance of the Mortgage Loans has been reduced to 33% of the aggregate principal balance of the Mortgage Loans as of the Cut-off Date; (ii) the date on which the total unpaid principal obligations under the Certificates has been reduced to 33% of the aggregate total unpaid principal obligations under the Certificates as of the Closing Date; or (iii) two years after the Closing Date (the “Transfer Restriction Period”).

9

Operating Advisor

The operating advisor for this securitization transaction will be Park Bridge Lender Services LLC, a New York limited liability company. The operating advisor will be required to be an Eligible Operating Advisor. For information regarding the operating advisor and a description of how the operating advisor satisfies the requirements of an Eligible Operating Advisor, see “Transaction Parties—The Operating Advisor and Asset Representations Reviewer”. For a description of the material terms of the PSA with respect to the operating advisor and the operating advisor’s compensation, see “Pooling and Servicing Agreement—The Operating Advisor” and “—Servicing and Other Compensation and Payment of Expenses—Operating Advisor Compensation”. For a description of any material conflicts of interest or material potential conflicts of interest between the operating advisor and another party to this securitization transaction, see “Risk Factors—Risks Related to Conflicts of Interest—Potential Conflicts of Interest of the Operating Advisor”.

Representations and Warranties

Each of 3650 REIT, CREFI and GACC will make the representations and warranties on Annex D-1 and Column will make the representations and warranties identified on Annex E-1 with respect to the Mortgage Loans that it is contributing to this transaction, subject to certain exceptions to such representations and warranties set forth on Annex D-2 or Annex E-2, respectively.

At the time of its decision to include the Mortgage Loans in this transaction, each mortgage loan seller determined either that the risks associated with the matters giving rise to each exception set forth on Annex D-2 or Annex E-2 (with respect to the Mortgage Loans contributed by the applicable mortgage loan seller) were not material or were mitigated by one or more compensating factors, including without limitation, reserves, title insurance or other relevant insurance, opinions of legal counsel, letters of credit, a full or partial recourse guaranty from the borrower sponsor, a full or partial cash sweep, positive credit metrics (such as low loan-to-value ratio, high debt service coverage ratio or debt yield, or any combination of such factors), or by other circumstances, such as strong sponsorship, a desirable property type, favorable sub-market conditions, strong tenancy at the related Mortgaged Property, the likelihood that the related mortgage loan borrower or a third party may (and/or is required to under the related Mortgage Loan documents) resolve the matter soon, any requirements to obtain rating agency confirmation prior to taking an action related to such exception, a determination by the related mortgage loan seller that the acceptance of the related fact or circumstance by the related originator was prudent and consistent with market standards after consultation with appropriate industry experts or a determination by the related mortgage loan seller that the circumstances that gave rise to such exception should not have a material adverse effect on the use, operation or value of the related Mortgaged Property or on any related lender’s security interest in such Mortgaged Property. However, there can be no assurance that the compensating factors or other circumstances upon which the related mortgage loan seller based its decisions will in fact sufficiently mitigate those risks. In particular, we note that an evaluation of the risks presented by such exceptions, including whether any mitigating factors or circumstances are sufficient, may necessarily involve an assessment as to the likelihood of future events as to which no assurance can be given. Additional information regarding the Mortgage Loans, including the risks related thereto, is described under “Risk Factors” and “Description of the Mortgage Pool”.

10